Exhibit 20

FOR IMMEDIATE RELEASE	Press and Investor Contact:
Douglas W. McMinn
703/934-3655

KAISER GROUP ANNOUNCES PLAN TO DEREGISTER WITH THE SEC

FAIRFAX, VA, December 15, 2004 – Kaiser Group Holdings, Inc. (OTCBB and Pink Sheets: KGHI) announced today that it intends to file a Form 15 on December 20, 2004 with the Securities and Exchange Commission (the “SEC”) to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.  The Company expects the deregistration to become effective within ninety (90) days of the filing with the SEC.

Upon the filing of the Form 15, the Company’s obligation to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately cease.  In addition, the Company’s common and preferred shares will no longer be listed on the Over-the-Counter Bulletin Board.  The Company’s common and preferred shares are currently traded over the counter on the Pink Sheets (common symbol KGHI; preferred symbol KGHIP) and the Company believes that such trading will continue.  The “Pink Sheets” is a centralized quotation service that collects and publishes market maker quotes in real time, primarily through its web site, http://www.pinksheets.com/.  The Company intends to continue to report to its stockholders in accordance with Delaware law.  In addition, the Company presently intends to report its quarterly and annual financial results on a website, as well as in press releases.

Douglas W. McMinn, Kaiser Group’s Chief Executive Officer, explained: “After extensive and thoughtful discussion, the Company’s Board of Directors has determined that the increasing financial cost and commitment of management’s time to ever increasing regulatory requirements have become an excessive burden.  We believe the Company and our stockholders are better served by applying these financial and management resources elsewhere.”

This release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by our officers and directors to press, potential investors, securities analysts and others, may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not historical facts, but rather are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee” or other words or phrases of similar import.  Similarly, statements that describe or contain information related to matters such as our intent, belief, or expectation with respect to financial performance, claims resolution, cash availability, stock redemption plans, contract awards and performance, potential acquisitions and joint ventures, and cost-cutting measures are forward-looking statements. These forward-looking statements often reflect a number of assumptions and involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those currently anticipated in these forward-looking statements.  In light of these risks and uncertainties, including those described below, the forward-looking events might or might not occur.